Exhibit 99.1

For Release: Wednesday, Sept. 28, 2011, 2:00 p.m. ET

New Labor Agreement Enables GM’s Continued Progress

Agreement maintains GM’s low break-even level, gives all employees a direct stake in the company’s performance and protects its fortress balance sheet

DETROIT – General Motors Co. today outlined details of its 2011 labor agreement with the United Auto Workers (UAW) during a conference call with analysts and media, hosted by Chairman and Chief Executive Officer Dan Akerson and Senior Vice President and Chief Financial Officer Dan Ammann. The agreement, which has been ratified by the UAW membership (65 percent production and 63 percent skilled trades), covers 48,500 hourly GM employees.

“The agreement is a win-win for our employees and our company,” said Akerson. “It underscores the alignment between the UAW and the new GM in our efforts to drive long-term success, and gives all of our employees a direct stake in the quality of our products and our performance.”

The agreement is expected to have a limited impact on GM’s fixed cost. Instead, it recognizes hourly employees with a simpler and more transparent profit sharing plan that directly aligns with the company’s performance. In addition, a new quality performance-based bonus is being implemented that will give employees an opportunity to benefit from improvements in the initial quality of GM vehicles.

Importantly, it protects GM’s low break-even level in the event of a U.S. industry downturn, and preserves GM’s fortress balance sheet, with no pension increases and the capping of the hourly defined benefit pension plan population.

“GM and the UAW remain steadfast in our commitment to strengthen the U.S. manufacturing base, create good-paying jobs and build the high-quality, fuel-efficient cars and trucks our customers deserve,” said Akerson.

In addition to the $5.1 billion GM has invested in products and plants, and 13,000 jobs it has created or retained in the U.S. since August 2009, the company plans to make additional manufacturing investments of more than $2 billion to create or retain more than 6,300 jobs during the four-year agreement period.

Additional details about the agreement can be found on the GM Investor Relations web site at www.gm.com/investors.

General Motors (NYSE:GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. The global Chevrolet brand celebrates its 100th anniversary in 2011. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

Forward-Looking Statements:

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

Contacts:

Kim Carpenter

Labor Communication

Cell 248-836-7731

kimberly.carpenter@gm.com

Reneé Rashid-Merem

Financial Communication

Office 313-665-3128

Cell 313-701-8560

renee.rashid-merem@gm.com